      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1999
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          HARRAH'S ENTERTAINMENT, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7993                  62-1411755
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                                1023 CHERRY ROAD
                            MEMPHIS, TENNESSEE 38117
                                 (901) 762-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

      E. O. ROBINSON, JR., ESQ.                   DAVID M. HERNAND, ESQ.
           GENERAL COUNSEL                           LATHAM & WATKINS
     HARRAH'S ENTERTAINMENT, INC.           633 WEST FIFTH STREET, SUITE 4000
           1023 CHERRY ROAD                 LOS ANGELES, CALIFORNIA 90071-2007
       MEMPHIS, TENNESSEE 38117                       (213) 485-1234
            (901) 762-8600

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective as determined by
                      market conditions and other factors.

                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                 AMOUNT TO BE          OFFERING       AGGREGATE OFFERING      AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED              REGISTERED      PRICE PER SHARE(1)       PRICE(1)        REGISTRATION FEE
Common Stock, par value $0.10 per share            589,165            $22.28125         $13,127,332.66        $3,649.40

(1) For purposes of computing the registration fee only. Pursuant to Rule 457(c), the proposed maximum offering price per share is based on $22.28125, representing the average of the high and low prices for Harrah's Entertainment, Inc.'s common stock reported on the New York Stock Exchange on April 30, 1999.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1999

                                     [LOGO]

                          HARRAH'S ENTERTAINMENT, INC.

                         589,165 SHARES OF COMMON STOCK

                              -------------------

    THE 589,165 SHARES OF COMMON STOCK OF HARRAH'S ENTERTAINMENT, INC. INCLUDED IN THIS PROSPECTUS ARE BEING OFFERED BY THE STOCKHOLDERS NAMED UNDER THE HEADING "SELLING STOCKHOLDERS" ON PAGE 3. THE SELLING STOCKHOLDERS OBTAINED THEIR SHARES IN CONNECTION WITH OUR BUY-OUT OF MINORITY INTERESTS IN ENTITIES WHICH OWN THE HARRAH'S EAST CHICAGO CASINO. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS.

    OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "HET." ON MAY 5, 1999, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $24.3125 PER SHARE.

                              -------------------

    THE SECURITIES AND EXCHANGE COMMISSION, STATE SECURITIES REGULATORS AND GAMING REGULATORY AUTHORITIES HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

              THE DATE OF THIS PROSPECTUS IS              , 1999.

    YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE OFFERING THEIR SHARES OF OUR COMMON STOCK AND SEEKING OFFERS TO BUY SUCH SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES OF SUCH SHARES ARE PERMITTED.

                              -------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
The Company................................................................................................           3
Use of Proceeds............................................................................................           3
Selling Stockholders.......................................................................................           3
Unaudited Pro Forma Condensed Financial Information........................................................           4
Description of the Common Stock............................................................................          10
Plan of Distribution.......................................................................................          11
Legal Matters..............................................................................................          12
Experts....................................................................................................          12
Where You Can Find More Information........................................................................          12
Disclosure Regarding Forward-Looking Statements............................................................          13

                              -------------------

                                  THE COMPANY

    We are one of the leading casino entertainment companies in the United States, operating in more markets than any other casino company and offering a Harrah's casino experience within a three-hour drive of one-third of the U.S. population. Our U.S. operations currently include nine land-based casinos, seven riverboat or dockside casinos, and three casinos on Indian reservations. We also own a non-controlling interest in and will manage the only land-based casino in New Orleans, Louisiana upon its anticipated completion in late October 1999. Our merger with Rio Hotel & Casino, Inc. in January 1999 added a profitable, premier Las Vegas resort destination with a unique level of service, strong brand name, and distinct customer base to our national distribution of casino offerings. We are a holding company and our principal asset is the capital stock of Harrah's Operating Company, Inc., which directly owns some of our casino properties and directly and indirectly owns the stock of subsidiaries which operate the remainder of our properties.

    We also currently own a partial interest in and manage the Star City Casino in Sydney, Australia. On April 15, 1999, we entered into an agreement to sell to TABCORP Holdings Limited, an Australian gaming company, approximately 76% of our stock holdings in an entity which indirectly owns Star City, a portion of our option to purchase additional equity in such entity and our interest in a different entity which manages Star City pursuant to a management contract. We also intend to sell our remaining shares and options in Star City for cash or by tendering such shares and options into a separate tender offer for Star City shares that will be initiated by TABCORP. We expect to realize approximately US$220 million in after-tax proceeds from the sale of our equity and management interest in Star City, which will be used to reduce our outstanding indebtedness. In addition, we have agreed to continue providing certain advisory services for which TABCORP has agreed to pay us US$4.5 million annually for three years (which could increase to US$6.4 million under certain circumstances). The consummation of this transaction is subject to the receipt of regulatory approval from the New South Wales Casino Control Authority. We expect to close this transaction in the second half of 1999.

    Our principal executive offices are located at 1023 Cherry Road, Memphis, Tennessee 38117, and our telephone number is (901) 762-8600. For additional information about us, see the documents incorporated by reference herein as described under "Where You Can Find More Information" on page 12.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

    This prospectus may be used in connection with the sale of shares of common stock by the selling stockholders. The selling stockholders obtained their shares in connection with our buy-out of minority interests in entities which own the Harrah's East Chicago Casino. The following table provides information regarding the shares of common stock beneficially owned by the selling stockholders as of February 26, 1999, the number of shares which may be sold by the selling stockholders and the number of shares which will be beneficially owned by the selling stockholders after the contemplated sale. Each of the selling stockholders currently owns less than 1% of the total outstanding shares of our common stock.

                                                             NUMBER OF SHARES         NUMBER OF         BENEFICIAL
                                                            BENEFICIALLY OWNED      SHARES BEING      OWNERSHIP AFTER
NAME OF SELLING STOCKHOLDER                                  PRIOR TO OFFERING         OFFERED           OFFERING
--------------------------------------------------------  -----------------------  ---------------  -------------------
George Novogroder.......................................            252,427             252,427                  0
Barry Porter............................................            168,369             168,369                  0
Estate of Nikos Kefalidis...............................            168,369             168,369                  0

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma condensed financial statements are based upon and should be read in conjunction with our historical consolidated financial statements and the historical consolidated financial statements of Rio and Showboat, which are incorporated by reference into this registration statement.

    As more fully explained in the accompanying footnotes, the unaudited pro forma condensed statement of income for the year ended December 31, 1998, gives effect to:

        (i) our June 1998 acquisition of Showboat, including a non-controlling interest in Showboat Marina Casino Partnership;

        (ii) our January 1999 merger with Rio and our February 1999 acquisition of a controlling interest in Showboat Marina Casino Partnership;

       (iii) our refinancing of substantially all of the existing indebtedness of Showboat and Showboat Marina Casino Partnership;

        (iv) certain adjustments that are directly attributable to these acquisitions and are anticipated to have continuing impact, including quantified benefits arising from the elimination of duplicated corporate office and operational support functions;

        (v) our issuance in December 1998 of $750 million of 7 7/8% Senior Subordinated Notes due 2005; and

        (vi) the presentation of Showboat's Las Vegas property as an asset held for sale.

    The unaudited pro forma condensed statement of income assumes these transactions were consummated on the first day of the period presented.

    The unaudited pro forma condensed balance sheet presents the combined financial position of Harrah's (including Showboat), Rio and Showboat Marina Casino Partnership as of December 31, 1998, giving effect to:

        (i) our merger with Rio applying the purchase method of accounting;

        (ii) our acquisition of a controlling ownership interest in Showboat Marina Casino Partnership;

       (iii) certain adjustments that are directly attributable to these transactions; and,

        (iv) the March 1999 acquisition by Harrah's Operating Company, Inc. of the notes issued by Showboat Marina Casino Partnership and Showboat Marina Finance Corporation.

    The unaudited pro forma condensed balance sheet assumes that these transactions were consummated as of December 31, 1998.

    The unaudited pro forma condensed financial statements have been prepared based upon currently available information and assumptions that we have deemed appropriate. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined operating results of Harrah's, Showboat and Rio for future periods.

                          HARRAH'S ENTERTAINMENT, INC.
                         UNAUDITED PRO FORMA CONDENSED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                 ACQUISITION
                                                                                     OF
                                                                                  SHOWBOAT
                                                    SHOWBOAT         MERGER        MARINA
                                    HARRAH'S     PRE-ACQUISITION      WITH         CASINO        PRO FORMA
                                   HISTORICAL        RESULTS           RIO       PARTNERSHIP    ADJUSTMENTS    HARRAH'S
                                    (NOTE 1)        (NOTE 2)        (NOTE 3)      (NOTE 4)       (NOTE 5)     AS ADJUSTED
                                   -----------  -----------------  -----------  -------------  -------------  -----------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Casino.........................   $ 1,660.3       $   237.6       $   212.2     $   102.5      $   (19.4)(a)  $ 2,193.2
  Food and beverage..............       231.6            25.9           132.7           4.8           (5.6)(a)      389.4
  Rooms..........................       153.5             9.7            81.0            --           (2.5)(a)      241.7
  Management fees................        64.8             4.4              --            --             --          69.2
  Other..........................        78.3             4.1            30.4           1.9           (1.8)(a)      112.9
  Less: casino promotional
    allowances...................      (184.5)          (17.4)          (39.2)         (2.5)           1.8(a)     (241.8)
                                   -----------         ------      -----------       ------         ------    -----------
      Total revenues.............     2,004.0           264.3           417.1         106.7          (27.5)      2,764.6
                                   -----------         ------      -----------       ------         ------    -----------
Operating expenses
  Direct
    Casino.......................       868.8           100.6           126.8          52.3           (7.6)(a)    1,140.9
    Food and beverage............       116.6            27.6            96.1           5.3           (6.7)(a)      238.9
    Rooms........................        41.9             6.1            25.2            --           (1.6)(a)       71.6
  Depreciation of buildings,
    riverboats and equipment.....       130.1            19.0            27.6           9.6           (2.7)(a)      181.1
                                                                                                      (2.5)(b)
  Equity in (income) losses of
    nonconsolidated
    subsidiaries.................        15.0             1.2              --           0.6                         16.8
  Project opening costs..........         8.1              --             0.2            --                          8.3
  Other..........................       535.7           108.1            83.1          28.0          (12.2)(a)      720.7
                                                                                                       5.5(c)
                                                                                                     (26.0)(d)
                                                                                                       5.5(e)
                                                                                                      (7.0)(f)
                                   -----------         ------      -----------       ------         ------    -----------
      Total operating expenses...     1,716.2           262.6           359.0          95.8          (55.3)      2,378.3
                                   -----------         ------      -----------       ------         ------    -----------
Income from operations...........       287.8             1.7            58.1          10.9           27.8         386.3
Interest expense, net of interest
  capitalized....................      (117.3)          (29.7)          (24.3)        (10.9)           5.0(g)     (193.5)
                                                                                                     (13.9)(h)
                                                                                                       0.8(j)
                                                                                                     (11.5)(k)
                                                                                                       8.3(l)
Other income, including interest
  income.........................        32.8             1.8           (15.4)           --           15.4(m)       34.6
                                   -----------         ------      -----------       ------         ------    -----------
Income before income taxes and
  minority interests.............       203.3           (26.2)           18.4            --           31.9         227.4
Provision for income taxes.......       (74.6)            4.0           (11.3)           --          (13.9)(n)      (95.8)
Minority interests...............        (7.0)             --              --            --             --          (7.0)
                                   -----------         ------      -----------       ------         ------    -----------
Income from continuing
  operations.....................   $   121.7       $   (22.2)      $     7.1     $      --      $    18.0     $   124.6
                                   -----------         ------      -----------       ------         ------    -----------
                                   -----------         ------      -----------       ------         ------    -----------
Income from continuing operations
  per share
    Basic........................   $    1.21                                                                  $    1.00
                                   -----------                                                                -----------
                                   -----------                                                                -----------
    Diluted......................   $    1.19                                                                  $    0.98
                                   -----------                                                                -----------
                                   -----------                                                                -----------
Average common shares
  outstanding....................       100.2                                                                      124.9(o)
                                   -----------                                                                -----------
                                   -----------                                                                -----------
Average common and common
  equivalent shares
  outstanding....................       101.5                                                                      126.8(o)
                                   -----------                                                                -----------
                                   -----------                                                                -----------

        See Notes to Unaudited Pro Forma Condensed Financial Statements.

                          HARRAH'S ENTERTAINMENT, INC.
                         UNAUDITED PRO FORMA CONDENSED
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                                                               ACQUISITION
                                                                                   OF
                                                                                SHOWBOAT
                                                                   MERGER        MARINA
                                                     HARRAH'S       WITH         CASINO        PRO FORMA
                                                    HISTORICAL       RIO       PARTNERSHIP    ADJUSTMENTS    HARRAH'S
                                                     (NOTE 1)     (NOTE 3)      (NOTE 4)       (NOTE 6)     AS ADJUSTED
                                                    -----------  -----------  -------------  -------------  -----------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
ASSETS
Current assets
  Cash and cash equivalents.......................   $   159.0    $    22.0     $    26.1      $             $   207.1
  Receivables, less allowance for doubtful
    accounts......................................        55.0         42.8          (3.9)                        93.9
  Deferred income tax benefits....................        22.5           --            --                         22.5
  Inventories.....................................        27.5         14.4           0.2                         42.1
  Prepayments and other...........................        15.3         18.2           0.1                         33.6
                                                    -----------  -----------       ------    -------------  -----------
    Total current assets..........................       279.3         97.4          22.5                        399.2
                                                    -----------  -----------       ------    -------------  -----------
Land, buildings, riverboats and equipment.........     2,660.0        795.9         166.6          186.2(p)    3,688.4
                                                                                                  (120.3)(p)
Less: accumulated depreciation....................      (789.8)      (107.5)        (14.8)         120.3(p)     (791.8)
                                                    -----------  -----------       ------    -------------  -----------
                                                       1,870.2        688.4         151.8          186.2       2,896.6
Goodwill..........................................       383.4           --            --          151.8(q)      535.2
Trademarks........................................        66.3           --            --           55.9(r)      122.2
Investments in and advances to nonconsolidated
  affiliates......................................       273.5           --          12.3                        285.8
Other assets......................................       413.6         26.3           1.1           (3.3)(s)      431.5
                                                                                                    (6.2)(s)
                                                    -----------  -----------       ------    -------------  -----------
                                                     $ 3,286.3    $   812.1     $   187.7      $   384.4     $ 4,670.5
                                                    -----------  -----------       ------    -------------  -----------
                                                    -----------  -----------       ------    -------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable................................   $    58.5    $    34.1     $     0.6      $             $    93.2
  Accrued expenses................................       172.0         37.4          18.7            5.0(t)      233.1
  Current portion of long-term debt...............         2.3          2.8           6.3                         11.4
                                                    -----------  -----------       ------    -------------  -----------
    Total current liabilities.....................       232.8         74.3          25.6            5.0         337.7
Long-term debt....................................     1,999.4        429.2         162.1           54.7(u)    2,645.4
Deferred credits and other........................       112.4           --            --                        112.4
Deferred income taxes.............................        75.4         28.6            --           74.3(v)      178.3
                                                    -----------  -----------       ------    -------------  -----------
                                                       2,420.0        532.1         187.7          134.0       3,273.8
                                                    -----------  -----------       ------    -------------  -----------
Minority interests................................        14.9           --            --                         14.9
                                                    -----------  -----------       ------    -------------  -----------
Commitments and contingencies

Stockholders' equity
  Common stock....................................        10.2          0.2            --            2.4(w)       12.8
  Capital surplus.................................       407.7        182.7            --          346.7(w)      937.1
  Retained earnings...............................       451.4         97.1            --          (97.1)(w)      449.8
                                                                                                    (1.6)(u)
  Accumulated other comprehensive income..........         6.6                                                     6.6
  Deferred compensation related to restricted
    stock.........................................       (24.5)                                                  (24.5)
                                                    -----------  -----------       ------    -------------  -----------
                                                         851.4        280.0            --          250.4       1,381.8
                                                    -----------  -----------       ------    -------------  -----------
                                                     $ 3,286.3    $   812.1     $   187.7      $   384.4     $ 4,670.5
                                                    -----------  -----------       ------    -------------  -----------
                                                    -----------  -----------       ------    -------------  -----------

        See Notes to Unaudited Pro Forma Condensed Financial Statements.

                          HARRAH'S ENTERTAINMENT, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    Note 1--Historical financial information for Harrah's for the year ended December 31, 1998, has been derived from our historical audited financial statements, which include Showboat's operations after our June 1, 1998 acquisition of Showboat.

    Note 2--Showboat's financial results reflected in the Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 1998, include the five months of Showboat's operations prior to our June 1, 1998 acquisition of Showboat.

    Note 3--The merger with Rio reflects the addition of the financial results for Rio, which has been derived from Rio's historical financial statements, as a result of our merger with Rio on January 1, 1999. The merger was accounted for as a purchase.

    Note 4--The East Chicago Acquisition reflects the impact of the Company's acquisition in February 1999 of a controlling interest in Showboat Marina Casino Partnership. After we acquired Showboat, we owned a 55% non-controlling interest in Showboat Marina Casino Partnership, the partnership which owns and operates the Showboat Mardi Gras Casino (now Harrah's East Chicago). Because our June 1, 1998 acquisition of Showboat did not include a controlling interest in Showboat Marina Casino Partnership, we accounted for this investment using the equity method of accounting. With the acquisition of the additional ownership interest in Showboat Marina Casino Partnership, we now have accounting control of the partnership and have begun consolidating this business. The adjustment to the Unaudited Pro Forma Condensed Statement of Income converts our original equity method investment in the East Chicago property to full consolidation for the period from the date of its acquisition. Similarly, the adjustment to the Unaudited Pro Forma Condensed Balance Sheet reflects the impact of the conversion of our accounting for our investment in Showboat Marina Casino Partnership from the equity method to full consolidation.

    Note 5--The following are brief descriptions of the pro forma adjustments made to the statement of income to reflect the acquisition of the acquired businesses.

    (a) Adjusts the historical statement of income to remove the pre-acquisition operating results of Showboat's Las Vegas property. We are carrying Showboat's Las Vegas property as an asset held for sale, and as such, the asset is recorded on our balance sheet at its estimated net realizable value, net of estimated selling expenses and carrying costs through the expected date of sale. The net impact of the adjustments related to Showboat's Las Vegas property is to increase income from continuing operations by $2.1 million for the year ended December 31, 1998.

    (b) Adjusts depreciation expense due to the revaluation of acquired property and equipment resulting from the allocation of the purchase price of the acquired businesses.

    (c) Reflects estimated amortization of the excess of the purchase price paid over the net book value of the assets acquired, the value assigned to Showboat's management contracts and the Showboat trademarks. We are finalizing the allocation of the purchase price among the assets acquired and the liabilities assumed based on fair market values, as determined by appraisals, discounted cash flows, quoted market prices and estimates made by management. For purposes of these pro forma statements, it is assumed that the excess purchase price and the trademarks will be amortized over 40 years.

    (d) Reflects adjustments for transaction costs expensed by Showboat in pre-acquisition periods and estimated administrative costs savings to be realized as a result of merger efficiencies.

    (e) Reflects increase in expense due to the amortization of the trademarks and the excess of the purchase price over the value of assets acquired arising from our merger with Rio and acquisition of a controlling interest in Showboat Marina Casino Partnership. The excess purchase price and the value

                          HARRAH'S ENTERTAINMENT, INC.

assigned to the trademarks acquired in the Rio transaction will be amortized over 40 years. The excess purchase price arising from the acquisition of the minority partners' interest in Showboat Marina Casino Partnership will be amortized over 30 years.

    (f) Records the impact on expenses of estimated operational efficiencies for functions which will be eliminated or reduced as a result of our merger with Rio.

    (g) Reflects reduction in interest expense from our retirement of $218.6 million face amount of Showboat's 9 1/4% First Mortgage Bonds due 2008 and $117.9 million face amount of Showboat's 13% Senior Subordinated Notes due 2009 using funds drawn under our credit facility. See Note (i).

    (h) Reflects additional interest expense, including amortization of related deferred finance charges, arising from the incremental borrowings incurred by us to fund the purchase of Showboat's outstanding common stock. See Note (i).

    (i) The funds required to fund the retirement of a portion of Showboat's outstanding debt (see Note (g)) and the purchase of Showboat's outstanding common stock (see Note (h)) were provided by borrowings under our credit facility and the pro forma effects of such borrowings on interest expense have been computed at an average floating rate of 6.22% for the year ended December 31, 1998. Each 1/8 of a percent change in the floating rate on these borrowings would result in a change in interest expense of $1.1 million for the year ended December 31, 1998.

    (j) Reflects the amortization of the estimated premium to be recognized to adjust the debt of Rio assumed in the merger to its fair value at the acquisition date, net of incremental borrowings incurred to fund transactions costs and to fund the acquisition of the minority partners' interest in Showboat Marina Casino Partnership.

    (k) Reflects net impact on interest expense of our completion in December 1998 of an offering of $750.0 million of 7 7/8% Senior Subordinated Notes due 2005. In connection with obtaining the consent of the lenders under our credit facility to our merger with Rio, we agreed to modify certain terms of the credit facility relating to mandatory principal reductions. Proceeds from the December offering were used to reduce our then outstanding borrowings under our credit facility and substantially satisfied our refinancing requirements under our amended credit facility. This adjustment reflects the incremental interest expense, including amortization of deferred finance charges, due to this refinancing.

    (l) Reflects net reduction in interest expense for the impact of our refinancing of $140.0 million face amount of 13 1/2% First Mortgage Notes due 2009 issued by Showboat Marina Casino Partnership and Showboat Marina Finance Corporation. The funds required to fund the refinancing of this debt were provided by borrowings under our credit facility. The pro forma effects of such borrowings on interest expense have been computed at an assumed rate of 6.22% for the year ended December 31, 1998. Each 1/8 of a percent change in the floating rate on these borrowings would result in a change in interest expense of $0.2 million for the year ended December 31, 1998.

    (m) Reflects adjustments for transaction costs expensed by Rio in pre-merger periods.

    (n) Records the estimated tax effect of these pro forma adjustments, with the exception of the amortization of goodwill, which is assumed to be nondeductible for tax purposes.

    (o) Pro forma income from continuing operations per share is computed on the basis of the combined weighted average number of shares of our common stock and our common stock equivalents after giving effect to the issuance of shares to consummate the acquisitions of the acquired businesses.

                          HARRAH'S ENTERTAINMENT, INC.

    Note 6--The following are brief descriptions of the pro forma adjustments to our balance sheet to reflect our merger with Rio, our acquisition of a controlling interest in Showboat Marina Casino Partnership and our retirement of the debt of Showboat Marina Casino Partnership and Showboat Marina Finance Corporation.

    (p) Reflects the net increase in the carrying value of Rio's and Showboat Marina Casino Partnership's property and equipment to adjust those assets to their estimated fair market value, including the elimination of the historical accumulated depreciation balances as of the acquisition date.

    (q) Reflects as goodwill the preliminary estimate of the excess purchase price over fair value of net tangible assets acquired and liabilities assumed in our merger with Rio and acquisition of a controlling interest in Showboat Marina Casino Partnership.

    (r) Reflects the preliminary estimate of the purchase price allocated to the Rio trademarks acquired in the merger.

    (s) Reduces other assets to reflect deferred financing costs of Rio not valued due to the adjustment of debt to estimated fair market value and the reclassification to goodwill of deferred transaction costs we incurred in prior periods.

    (t) Records as current liabilities the accrual of severance and direct merger costs of Harrah's and Rio.

    (u) Reflects the net adjustment of long-term debt to reflect the adjustment of assumed debt to its estimated fair market value at the acquisition date, the incurrence of additional debt to fund costs incurred in the acquisition transactions, and the refinancing of the Showboat Marina Casino Partnership and Showboat Marina Finance Corporation notes, including the related extraordinary loss.

    (v) Records the deferred tax effect of the pro forma balance sheet adjustments, primarily related to property and equipment, trademarks and estimated severance costs.

    (w) The net increase in stockholders' equity reflects:

       - the issuance of one share of our common stock for each share of Rio common stock outstanding;

       - the elimination of Rio's historical net assets; and

       - the issuance of our common stock as consideration in our acquisition of a controlling interest in Showboat Marina Casino Partnership.

                        DESCRIPTION OF THE COMMON STOCK

    This description of our common stock is not complete and should be considered along with the more specific provisions of our Certificate of Incorporation and Bylaws which are incorporated by reference into this prospectus. See "Where You Can Find More Information" on page 12.

GENERAL

    Our Certificate of Incorporation authorizes us to issue up to 360,000,000 shares of common stock, par value $0.10 per share. As of March 12, 1999, we had 127,645,664 shares of common stock issued and outstanding. In addition, we have an additional 3,793,668 shares reserved for issuance under our 1990 Stock Option Plan and our 1990 Restricted Stock Plan.

    Holders of our common stock are entitled to receive dividends when declared by our Board of Directors out of funds legally available for such purpose. Holders of common stock will receive such dividends if dividends are (1) permitted by the agreements governing our then outstanding debt and (2) all preferred stockholders with dividend rights have received their dividends.

    In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will share proportionately in all lawful distributions of our assets remaining after payment of all debts and other liabilities and payment of any liquidation preference on any shares of our preferred stock which might then be outstanding.

    The holders of our common stock are entitled to one vote per share, and are not entitled to cumulative voting rights in the election of our directors. Holders of common stock also do not have conversion or preemptive rights to subscribe for any of our stock or other securities which we may issue.

    All of our outstanding shares of common stock are fully paid and nonassessable.

REDEMPTION

    While holders of common stock do not have redemption rights, we may redeem our common stock if, among other things, our Board of Directors determines that redemption is necessary to avoid any regulatory sanctions against, or to prevent the loss of, or to secure the reinstatement of, any license, franchise or entitlement from any governmental agency held by us, any of our affiliates, or any entity we or any one of our affiliates owns, which license, franchise or entitlement is:

    - conditioned upon some or all of the holders of any class or series of our stock possessing prescribed qualifications; or

    - needed to allow the conduct of any portion of the respective business operations of us, our affiliates or such other entities.

SPECIAL STOCK

    Our Certificate of Incorporation currently authorizes 5,000,000 shares of special stock, $1.125 par value per share. This special stock is designed to discourage an unsolicited tender offer or takeover proposal by granting the holders of such stock extraordinary voting, dividend, redemption or conversion rights. Our Board of Directors has the sole authority to determine the rights, preferences or privileges of the special stock.

    Our Board of Directors has authorized that one special stock purchase right be attached to each outstanding share of common stock. This special right is exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer for 15% or more of our common stock. This special right entitles holders of common stock to buy one two-hundredth of a share of special stock for $130 per fractional share, subject to certain anti-dilution adjustments. If a person acquires 15% of more of our common stock, each holder of a special right can purchase common stock having a market value of twice the special right's exercise price. Under certain conditions, holders of special rights can purchase stock of an acquiring company at a discount. Special rights held by the person acquiring 15% or more of our common stock will become void. This special stock purchase right will expire on October 5, 2006, unless redeemed earlier by our Board of Directors at one cent per special right.

PROHIBITED BUSINESS TRANSACTIONS

    As a corporation organized under Delaware law, we are subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between us and an interested stockholder or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an interested stockholder. In general, an "interested stockholder" for purposes of Section 203 is any stockholder owning 15% or more of our voting stock. These restrictions do not apply if:

    (i) our Board of Directors gives prior approval of either the business combination or the transaction by which such person becomes an interested stockholder;

    (ii) upon consummation of the transaction, the interested stockholder owns at least 85% of our voting stock (excluding shares owned by certain employee stock plans and our directors and officers); or

   (iii) prior to or subsequent to becoming an interested stockholder, the business combination is approved by our Board of Directors and authorized by at least two-thirds of our voting stock not owned by the interested stockholder at an annual or special meeting of our stockholders.

    Our Certificate of Incorporation also prohibits business combinations with interested stockholders, which our Certificate of Incorporation defines as any person who is or intends to become the beneficial owner of 10% or more of our voting stock. Unless approved by a majority of our Continuing Directors (as defined in our Certificate of Incorporation) or the interested stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by our stockholders and the public disclosure of the business combination, a proposed business combination with an interested stockholder requires the affirmative vote of (i) 75% of all of our voting stock and (ii) not less than a majority of our voting stock, excluding voting stock held by the interested stockholder.

                              PLAN OF DISTRIBUTION

    We are registering 589,165 shares of our common stock on behalf of the selling stockholders. In addition to the selling stockholders named in this prospectus, selling stockholders also may include donees and pledgees selling shares of our common stock received from any such selling stockholder after the date of this prospectus. We have agreed to pay all fees and expenses incurred in connection with the preparation and filing of this registration statement, including all filing, printing, legal and accounting fees and expenses. However, each selling stockholder is responsible for any underwriting or brokerage fees, discounts or commissions relating to the sale of their shares. We have agreed to maintain the effectiveness of this registration statement until all of these shares have been sold.

    The selling stockholders may sell their shares in one or more transactions on the New York Stock Exchange, in the over-the-counter market, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of the sale or at negotiated prices. The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through brokers or dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. The selling stockholders also may resell all or a portion of the shares covered by this prospectus in open market transactions in reliance on Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

    The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be "underwriters" as that term is defined in
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, such a determination may subject them to the prospectus delivery requirements of the Securities Act.

    We have agreed to indemnify the selling stockholders for certain liabilities, including liabilities arising under the Securities Act. We also have agreed to file a supplement to this prospectus, if required, pursuant to Rule 424(b) of the Securities Act.

                                 LEGAL MATTERS

    Stephen H. Brammell, our Vice President and Associate General Counsel, has delivered an opinion as to the validity of the shares of our common stock offered by this prospectus.

                                    EXPERTS

    The audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in giving such reports.

    The audited financial statements of Rio appearing in Rio's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in giving such reports.

    The consolidated financial statements of Showboat and its subsidiaries as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, appearing in Showboat's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference, has been incorporated herein by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You also may read and copy reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our common stock. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the SEC.

    The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended December 31, 1998; and

    - Current Reports on Form 8-K dated January 1, 1999, January 12, 1999, February 11, 1999 and April 21, 1999.

    You may request a free copy of this and future filings by writing or telephoning us at the following address:

                         Attention: Corporate Secretary
                          Harrah's Entertainment, Inc.
                                1023 Cherry Road
                            Memphis, Tennessee 38117
                                 (901) 762-8600

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward- looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including those discussed elsewhere in documents that are incorporated by reference into this prospectus and the following, any of which could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements:

    - the effect of economic, credit and capital market conditions;

    - our construction and development activities;

    - the ability of Harrah's and Rio Hotel & Casino, Inc. to successfully integrate their operations;

    - the impact of competition;

    - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies; and

    - changes in customer demand.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses other than the Commission's filing fees are estimated.

Commission registration fee......................................   $   3,649
Accountants' fees and expenses*..................................      10,000
Legal fees and expenses*.........................................      20,000
Miscellaneous*...................................................       5,000
                                                                   -----------
Total............................................................   $  38,649

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of Delaware empowers a Delaware corporation to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that a Delaware corporation may purchase insurance on behalf of any such director, officer, employee or agent.

    Article Tenth of our Certificate of Incorporation provides for indemnification of our officers and directors to the full extent permitted by the Delaware General Corporation Law.

    We have entered into Indemnification Agreements with our directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that we will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by us or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was our director, officer, employee, trustee, agent or fiduciary, or is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the indemnitee in any such capacity. Notwithstanding the foregoing, (i) our obligation to indemnify the indemnitee shall be subject to the condition that the reviewing party shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that the indemnitee would not be permitted to be indemnified under applicable law and (ii) our obligation to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that the indemnitee would not be permitted to be so indemnified under applicable law, we will be entitled to be reimbursed by the indemnitee (who has agreed to reimburse us for any amounts theretofore paid; PROVIDED, THAT if the indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, any determination made by the reviewing party that the indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the indemnitee shall not be required to reimburse us for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

    We carry insurance policies which cover our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnifying directors and officers in accordance with our Certificate of Incorporation.

    Under the merger agreements pursuant to which we acquired Showboat, Inc. and Rio Hotel & Casino, Inc., we agreed to indemnify each person that served as a director and officer of Showboat and Rio prior to the merger against all liabilities arising out of the fact that such person was an officer or director of such entities to the full extent that would have been permitted under Nevada law and the articles of incorporation or bylaws of such entities. We also agreed to maintain in effect for six years directors' and officers' liability insurance policies for each of the directors and officers of Showboat and Rio with coverage at least as favorable (subject to certain limitations) as the coverage provided to such persons prior to the merger of Showboat or Rio, as the case may be.

    Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of our Certificate of Incorporation eliminates the liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS

         4(1) Certificate of Incorporation of The Promus Companies Incorporated; Certificate of
             Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated
             April 29, 1994; Certificate of Amendment of Certificate of Incorporation of The
             Promus Companies Incorporated dated May 26, 1995; and Certificate of Amendment of
             Certificated of Incorporation of The Promus Companies Incorporated dated June 30,
             1995, changing its name to Harrah's Entertainment, Inc. (1)

         4(2) Bylaws of Harrah's Entertainment, Inc., as amended December 12, 1997. (2)

         4(3) Rights Agreement dated as of October 5, 1996, between Harrah's Entertainment, Inc.
             and The Bank of New York, which includes the form of Certificate of Designations of
             Series A Special Stock of Harrah's Entertainment, Inc. as Exhibit A, the form of
             Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares
             as Exhibit C. (3)

         4(4) First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah's
             Entertainment, Inc. and The Bank of New York. (4)

         4(5) Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of
             October 25, 1996, between Harrah's Entertainment, Inc. and The Bank of New York. (5)

         4(6) Letter to Stockholders dated July 23, 1997, regarding Summary of Rights to Purchase
             Special Shares As Amended Through April 25, 1997. (5)

         4(7) Certificate of Elimination of Series B Special Stock of Harrah's Entertainment, Inc.,
             dated February 21, 1997. (4)

         4(8) Certificate of Designations of Series A Special Stock of Harrah's Entertainment,
             Inc., dated February 21, 1997. (4)

         4(9) Specimen Stock Certificate of Harrah's Entertainment, Inc. common stock, $0.10 par value per share. (6)

         5(1) Opinion of Stephen H. Brammell as to the legality of the common stock being registered.

        23(1) Consent of Stephen H. Brammell (included in Exhibit 5(1)).

        23(2) Consent of Arthur Andersen LLP (Harrah's Entertainment, Inc.).

        23(3) Consent of Arthur Andersen LLP (Rio Hotel & Casino, Inc.).

        23(4) Consent of KPMG LLP (Showboat, Inc.).

        24(1) Power of Attorney (contained on page II-5).

FOOTNOTES

    (1) Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 6, 1996, File No. 1-10410.

    (2) Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 10, 1998, File No. 1-10410.

    (3) Incorporated by reference from Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed August 9, 1996, File No. 1-10410.

    (4) Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 11, 1997, File No. 1-10410.

    (5) Incorporated by reference from Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997, File No. 1-10410.

    (6) Incorporated by reference from Harrah's Entertainment, Inc.'s Registration Statement on Form S-8, filed January 7, 1999, File No. 333-70269.

ITEM 17. UNDERTAKINGS

(a) We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Entertainment, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Memphis, Tennessee on May 5, 1999.

                                HARRAH'S ENTERTAINMENT, INC.

Dated: May 5, 1999              By:             /s/ PHILIP G. SATRE
                                     -----------------------------------------
                                                  Philip G. Satre
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip G. Satre and E. O. Robinson, Jr. and each of them, each whom may act without joinder of the other, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Harrah's Entertainment, Inc. on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ SUSAN CLARK-JOHNSON
------------------------------           Director               May 5, 1999
     Susan Clark-Johnson

     /s/ JAMES B. FARLEY
------------------------------           Director               May 5, 1999
       James B. Farley

      /s/ JOE M. HENSON
------------------------------           Director               May 5, 1999
        Joe M. Henson

        /s/ RALPH HORN
------------------------------           Director               May 5, 1999
          Ralph Horn

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ J. KELL HOUSSELS, III
------------------------------           Director               May 5, 1999
    J. Kell Houssels, III

      /s/ R. BRAD MARTIN
------------------------------           Director               May 5, 1999
        R. Brad Martin

      /s/ COLIN V. REED
------------------------------      Director and Chief          May 5, 1999
        Colin V. Reed                Financial Officer

     /s/ WALTER J. SALMON
------------------------------           Director               May 5, 1999
       Walter J. Salmon

     /s/ PHILIP G. SATRE
------------------------------   Chairman, President and        May 5, 1999
       Philip G. Satre            Chief Executive Officer

      /s/ BOAKE A. SELLS
------------------------------           Director               May 5, 1999
        Boake A. Sells

    /s/ EDDIE N. WILLIAMS
------------------------------           Director               May 5, 1999
      Eddie N. Williams

     /s/ JUDY T. WORMSER
------------------------------   Controller and Principal       May 5, 1999
       Judy T. Wormser               Accounting Officer

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER      DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------

          4(1) Certificate of Incorporation of The Promus Companies Incorporated; Certificate of Amendment of
               Certificate of Incorporation of The Promus Companies Incorporated dated April 29, 1994; Certificate of
               Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated May 26, 1995; and
               Certificate of Amendment of Certificated of Incorporation of The Promus Companies Incorporated dated
               June 30, 1995, changing its name to Harrah's Entertainment, Inc. (1)

          4(2) Bylaws of Harrah's Entertainment, Inc., as amended December 12, 1997. (2)

          4(3) Rights Agreement dated as of October 5, 1996, between Harrah's Entertainment, Inc. and The Bank of New
               York, which includes the form of Certificate of Designations of Series A Special Stock of Harrah's
               Entertainment, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights
               to Purchase Special Shares as Exhibit C. (3)

          4(4) First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah's Entertainment,
               Inc. and The Bank of New York. (4)

          4(5) Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 25, 1996, between Harrah's Entertainment, Inc. and The Bank of New York. (5)

          4(6) Letter to Stockholders dated July 23, 1997, regarding Summary of Rights to Purchase Special Shares As
               Amended Through April 25, 1997. (5)

          4(7) Certificate of Elimination of Series B Special Stock of Harrah's Entertainment, Inc., dated February
               21, 1997. (4)

          4(8) Certificate of Designations of Series A Special Stock of Harrah's Entertainment, Inc., dated February
               21, 1997. (4)

          4(9) Specimen Stock Certificate of Harrah's Entertainment, Inc. common stock, $0.10 par value per share. (6)

          5(1) Opinion of Stephen H. Brammell as to the legality of the common stock being registered.

         23(1) Consent of Stephen H. Brammell (included in Exhibit 5(1)).

         23(2) Consent of Arthur Andersen LLP (Harrah's Entertainment, Inc.).

         23(3) Consent of Arthur Andersen LLP (Rio Hotel & Casino, Inc.).

         23(4) Consent of KPMG LLP (Showboat, Inc.).

         24(1) Power of Attorney (contained on page II-5).

FOOTNOTES

    (1) Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 6, 1996, File No. 1-10410.

    (2) Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 10, 1998, File No. 1-10410.

    (3) Incorporated by reference from Harrah's Entertainment, Inc.'s Current Report on Form 8-K filed August 9, 1996, File No. 1-10410.

    (4) Incorporated by reference from Harrah's Entertainment, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 11, 1997, File No. 1-10410.

    (5) Incorporated by reference from Harrah's Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997, File No. 1-10410.

    (6) Incorporated by reference from Harrah's Entertainment, Inc.'s Registration Statement on Form S-8, filed January 7, 1999, File No. 333-70269.